Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 1, 2015, TreeHouse Foods, Inc. (“TreeHouse,” the “Company,” “us,” “we” or “our”) entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with ConAgra Foods, Inc. (the “Seller”), pursuant to which a subsidiary of TreeHouse will purchase (the “Acquisition”) all of the outstanding common stock of Ralcorp Holdings, Inc., the entity through which the Seller’s private brands business (the “Private Brands Business”) is operated. We estimate that the funds necessary to consummate the acquisition of the Private Brands Business, including payment of related fees and expenses, will be approximately $2.8 billion. The purchase price is payable in cash at closing, and subject to adjustments for working capital and post-closing other adjustments. Consummation of the Acquisition is subject to customary closing conditions. We intend to finance the Acquisition through this offering of shares of common stock, with the balance funded under our credit agreement and through an issuance of senior notes. Accordingly, purchase price and the related transaction expenses and fees are together expected to be $2.8 billion and are expected to be funded by $750.0 million in gross proceeds from the sale of common stock, $775.0 million in gross proceeds from the proposed exempt issuance under the Securities Act of 1933, as amended, of senior notes (the “New Senior Notes”) (or, to the extent we do not consummate the offering of the New Senior Notes, borrowings under a bridge facility (the “Bridge Facility”)), a $1.025 billion draw of an incremental term loan A-2 facility (the “Term A-2 Facility”) under the credit agreement, and $250.0 million in borrowings under the Company’s existing revolving credit facility (the “Existing Revolving Credit Facility”). The consummation of this offering of shares of common stock is not conditioned upon the closing of the Acquisition. In addition, there can be no assurance that the Transactions will be consummated under the terms contemplated or at all.

We derived the unaudited pro forma data set forth below by the application of pro forma adjustments to the historical financial statements of TreeHouse incorporated by reference herein and the Private Brands Business incorporated by reference herein.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 gives effect to TreeHouse’s acquisition of Flagstone Foods and the Transactions as if they had occurred on January 1, 2014, combines the historical results of TreeHouse for its year ended December 31, 2014, the historical results of Flagstone Foods for the period January 1, 2014 through July 28, 2014 (its acquisition date) and the Private Brands Business for the twelve months ended February 22, 2015, and reflects pro forma adjustments that are expected to have a continuing impact on the combined results.

The historical results of TreeHouse were derived from its audited consolidated statement of income included in its Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference herein. The historical results of the Private Brands Business were derived from its audited carve-out statements of operations for its fiscal years ended May 31, 2015 and May 25, 2014, incorporated by reference herein, as well as its unaudited interim period carve-out statements of operations for the six months ended November 29, 2015 and November 23, 2014, incorporated by reference herein, and its unaudited interim period carve-out statements of operations for the nine months ended February 22, 2015 and February 23, 2014, not included or incorporated by reference herein, which were used to develop fiscal periods which align with those of TreeHouse.

The unaudited pro forma condensed combined statement of income for the nine-month period ended September 30, 2015 gives effect to the Transactions as if they had occurred on January 1, 2014, combines the historical results of TreeHouse for the nine months ended September 30, 2015 and the Private Brands Business for its nine months ended November 29, 2015 and reflects pro forma adjustments that are expected to have a continuing impact on the combined results. The historical results of TreeHouse were derived from its unaudited consolidated statements of income included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 and incorporated by reference herein. The historical results of the Private Brands Business were derived from its unaudited carve-out statements of operations for the relevant periods within its fiscal years 2015 and 2016, as well as the audited financial statements.

The unaudited pro forma condensed combined balance sheet data at September 30, 2015 gives effect to the Transactions as if they occurred on such date and combines the historical balance sheets of TreeHouse as of September 30, 2015 and the Private Brands Business as of November 29, 2015. The TreeHouse balance sheet information was derived from its unaudited consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 and incorporated by reference herein. The Private Brands Business balance sheet information was derived from its unaudited carve-out balance sheet as of November 29, 2015 incorporated by reference herein.

The Private Brands Business was not operating as a separate legal entity within Seller. Accordingly, its financial statements have been prepared on a carve-out basis. The carve-out financial statements have been derived from the consolidated financial statements and accounting records of Seller, using the historical results of operations and historical bases of assets and liabilities which comprise the Private Brands Business. The carve-out financial statements also include allocations of certain Seller-shared expenses. Seller’s management believes the assumptions and methodologies underlying the allocation of shared expenses from Seller are reasonable in depicting the Private Brands Business on a carve-out basis; however, such expenses may not be indicative of the actual level of expense that would have been incurred by the Private Brands Business if it had operated as an independent company or of the costs expected to be incurred in the future. As such, the carve-out financial statements included in this prospectus supplement may not necessarily reflect the Private Brands Business’s results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had the Private Brands Business been a stand-alone entity during the periods presented.

The unaudited pro forma condensed combined financial statements have been prepared by TreeHouse’s management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had TreeHouse and the Private Brands Business been a combined company during the periods presented. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this prospectus supplement, and such assumptions are subject to charge.

The unaudited pro forma condensed combined statements of income exclude certain non-recurring charges that have been or will be incurred in connection with the Transactions, including (1) certain expenses related to the Transactions, including investment banker and professional fees of both TreeHouse and the Private Brands Business, and (2) the write-off of bridge and Term B Facility commitment fees that we will incur in connection with the consummation of the Transactions. These expenses total approximately $44.3 million and exclude underwriters’ fees.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that we may achieve as a result of the acquisition of the Private Brands Business or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The unaudited pro forma data should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements of TreeHouse included in its Annual Report on Form 10-K for the year ended December 31, 2014, the historical unaudited consolidated financial statements of TreeHouse included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, the historical audited carve-out financial statements of the Private Brands Business for the years ended May 31, 2015 and May 25, 2014, included herein, and the historical unaudited carve-out financial statements of the Private Brands Business for the six months ended November 29, 2015 and November 23, 2014, included herein.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Transactions at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The summary unaudited pro forma condensed combined statement of income does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items directly related to the Acquisition and related financing. The unaudited pro forma financial information included in any offering materials for a subsequent offering of debt securities may differ from the pro forma financial information contained herein.

TreeHouse Foods, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(in thousands)

	As Reported TreeHouse Foods, Inc. September 30, 2015 (Note 3)	Private Brands Business (Note 4)	Acquisition and Equity Financing Pro Forma Adjustments (Note 5)	Post Equity Financing Pro Forma TreeHouse Foods, Inc. September 30, 2015	New Senior Notes Financing Pro Forma Adjustments (Note 9)	Pro Forma TreeHouse Foods, Inc. September 30, 2015
Assets
Current Assets:
Cash and cash equivalents	$22,883	$32,500	$(20,875)	$34,508	$(11,625)	$22,883
Investments	8,032	—	—	8,032	—	8,032
Receivables, net	213,631	227,000	—	440,631	—	440,631
Inventories, net	647,085	510,000	8,364	1,165,449	—	1,165,449
Deferred income taxes	28,644	—	—	28,644	—	28,644
Prepaid expenses and other current assets	36,846	36,600	—	73,446	—	73,446

Total current assets	957,121	806,100	(12,511)	1,750,710	(11,625)	1,739,085
Property, plant and equipment, net	543,559	904,500	51,870	1,499,929	—	1,499,929
Goodwill	1,654,138	1,257,700	(966,542)	1,945,296	—	1,945,296
Intangible assets, net	661,511	1,672,300	(700,300)	1,633,511	—	1,633,511
Other assets, net	27,393	3,000	279,746	310,139	(3,188)	306,951

Total assets	$3,843,722	$4,643,600	$(1,347,737)	$7,139,585	$(14,813)	$7,124,772

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$313,890	$314,200	$—	$628,090	$—	$628,090
Current portion of long-term debt	16,560	—	—	16,560	—	16,560

Total current liabilities	330,450	314,200	—	644,650	—	644,650
Long-term debt	1,307,262	—	2,050,000	3,357,262	—	3,357,262
Other long-term liabilities	387,136	234,600	—	621,736	—	621,736

Total liabilities	2,024,848	548,800	2,050,000	4,623,648	—	4,623,648
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	431	—	107	538	—	538
Parent companies’ equity investment	—	2,651,400	(2,651,400)	—	—	—
Additional paid-in-capital	1,199,066	—	726,393	1,925,459	—	1,925,459
Retained earnings (deficit)	723,474	1,508,700	(1,538,137)	694,037	(14,813)	679,224
Accumulated other comprehensive loss	(104,097)	(65,300)	65,300	(104,097)	—	(104,097)

Total stockholders’ equity	1,818,874	4,094,800	(3,397,737)	2,515,937	(14,813)	2,501,124

Total liabilities and stockholders’ equity	$3,843,722	$4,643,600	$(1,347,737)	$7,139,585	$(14,813)	$7,124,772

TreeHouse Foods, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended September 30, 2015

(in thousands except per share data)

	As Reported TreeHouse Foods, Inc. Nine Months Ended September 30, 2015 (Note 3)	Private Brands Business Nine Months Ended November 29, 2015 (Note 4)	Acquisition and Equity Financing Pro Forma Adjustments	Post Equity Financing Pro Forma TreeHouse Foods, Inc. Nine Months Ended September 30, 2015 (Note 5)	New Senior Notes Financing Pro Forma Adjustments (Note 9)	Pro Forma TreeHouse Foods, Inc. Nine Months Ended September 30, 2015
Net Sales	$2,340,991	$2,837,300	$—	$5,178,291	$—	$5,178,291
Cost of Sales	1,878,486	2,500,200	(3,879)	4,374,807	—	4,374,807

Gross Profit	462,505	337,100	3,879	803,484	—	803,484
Operating expenses (income):
Selling, distribution, general and administrative	298,556	713,100	(31,048)	980,608	—	980,608
Other operating expense, net	504	—	—	504	—	504

Total operating expenses (income)	299,060	713,100	(31,048)	981,112	—	981,112

Operating Income	163,445	(376,000)	34,927	(177,628)	—	(177,628)
Other expense (income):
Interest expense, net	31,750	1,200	65,866	98,816	4,706	103,522
Loss on foreign exchange	18,226	—	—	18,226	—	18,226
Other income, net	(394)	—	—	(394)	—	(394)

Total other expense	49,582	1,200	65,866	116,648	4,706	121,354

Income before income taxes	113,863	(377,200)	(30,939)	(294,276)	(4,706)	(298,982)
Income taxes	36,208	(25,800)	(11,912)	(1,504)	(1,811)	(3,315)

Net Income	$77,655	$(351,400)	$(19,027)	$(292,772)	$(2,895)	$(295,667)

Weighted average common shares:
Basic	43,004			53,718		53,718
Diluted	43,672			54,386		54,386

Basic earnings per share	$1.81			$(5.45)		$(5.50)
Diluted earnings per share	$1.78			$(5.38)		$(5.44)

TreeHouse Foods, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2014

(In thousands, except for per share data)

	Historical			Historical
	As Reported TreeHouse Foods, Inc. Year Ended December 31, 2014 (Note 3)	Flagstone Foods, Inc. Pro Forma Adjustments (Note 10)	Pro Forma Combined TreeHouse Foods, Inc. and Flagstone Foods, Inc.	Private Brands Twelve Months Ended February 22, 2015 (Note 4)	Acquisition and Equity Financing Pro Forma Adjustments (Note 5)	Post Equity Financing Pro Forma TreeHouse Foods, Inc. Year Ended December 31, 2014	New Senior Notes Financing Pro Forma Adjustments (Note 9)	Pro Forma TreeHouse Foods, Inc. Year Ended December 31, 2014
Net Sales	$2,946,102	$386,006	$3,332,108	$3,912,200	$—	$7,244,308	$—	$7,244,308
Cost of Sales	2,339,498	327,262	2,666,760	3,455,300	(17,572)	6,104,488	—	6,104,488

Gross Profit	606,604	58,744	665,348	456,900	17,572	1,139,820	—	1,139,820
Operating expenses (income):
Selling, distribution, general and administrative	386,029	44,394	430,423	2,554,800	(14,095)	2,971,128	—	2,971,128
Other operating expense, net	2,421	—	2,421	—	—	2,421	—	2,421

Total operating expenses (income)	388,450	44,394	432,844	2,554,800	(14,095)	2,973,549	—	2,973,549

Operating Income	218,154	14,350	232,504	(2,097,900)	31,667	(1,833,729)	—	(1,833,729)
Other expense (income):
Interest expense, net	41,046	5,125	46,171	1,900	86,738	134,809	6,274	141,083
Loss on foreign exchange	13,389	—	13,389	—	—	13,389	—	13,389
Loss on extinguishment of debt	22,019	—	22,019	—	—	22,019	—	22,019
Other expense (income), net	5,130	(584)	4,546	—	—	4,546	—	4,546

Total other expense	81,584	4,541	86,125	1,900	86,738	174,763	6,274	181,037

Income before income taxes	136,570	9,809	146,379	(2,099,800)	(55,071)	(2,008,492)	(6,274)	(2,014,766)
Income taxes	46,690	16,877	63,567	(146,100)	(21,202)	(103,735)	(2,416)	(106,151)

Net Income	$89,880	$(7,068)	$82,812	$(1,953,700)	$(33,869)	$(1,904,757)	$(3,858)	$(1,908,615)

Weighted average common shares:
Basic	39,348					52,802		52,802
Diluted	40,238					53,692		53,692

Basic earnings per share	$2.28					$(36.07)		$(36.15)
Diluted earnings per share	$2.23					$(35.48)		$(35.55)

TreeHouse Foods, Inc.

Notes to Unaudited Pro Forma Financial Statements

(amounts in tables in thousands)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of TreeHouse as of September 30, 2015 and of Private Brands Business as of November 29, 2015. The unaudited pro forma condensed combined statements of income were prepared using the historical statements of income of TreeHouse for the year ended December 31, 2014 and the nine months ended September 30, 2015. The financial statements of the Private Brands Business for the twelve fiscal months ended February 22, 2015 and for the nine fiscal months ended November 29, 2015 used in the unaudited pro forma condensed combined statements of income were derived from the historical statements of operations of the Private Brands Business for the years ended May 31, 2015 and May 25, 2014, as well as its unaudited interim period carve-out statements of operations, which were used to develop fiscal periods which align with those of TreeHouse.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. Based on the terms of the Purchase Agreement, TreeHouse is treated as the acquirer of the Private Brands Business. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the Acquisition. The purchase price has been allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined balance sheet, based on management’s preliminary estimate of their respective values. The resulting impact on the statements of income is presented in the tables that follow. Definitive allocations will be performed and finalized based upon certain valuation and other studies that will be performed by TreeHouse after the closing. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the Acquisition. For example, if the value of the finite-lived intangible assets increased by 10%, annual pro forma operating income would decrease by approximately $6.5 million.

Note 2 — Preliminary purchase price allocation

The purchase price for the Acquisition is approximately $2.7 billion, payable at closing and is subject to working capital and other adjustments. The purchase price of $2.7 billion has been allocated to the assets acquired and the liabilities assumed as follows:

(In thousands)
Accounts receivable	$227,000
Inventory	518,364
Property, plant and equipment	956,370
Intangible assets	972,000
Goodwill	291,158
Other assets	283,908

Total assets acquired	3,248,800

Accounts payable and accruals	(314,200)
Other long-term liabilities	(234,600)

Total liabilities assumed	(548,800)

Total purchase price	$2,700,000

We have allocated $972.0 million to intangible assets, and assigned an estimated economic life of 15 years. The determination of the preliminary fair value was primarily based upon historical intangible asset valuations in comparison to the purchase price for prior acquisitions. This value will be adjusted upon completion of the valuation analysis. The determination of useful life was also based upon historical experience. The estimated annual amortization expense for these acquired intangible assets is approximately $64.8 million, using straight line amortization, and has been included in the unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2014 and the nine months ended September 30, 2015.

Inventories reflect an adjustment of $8.4 million, versus its historical carrying value, to record the inventory at its estimated fair value. This amount is recorded in the September 30, 2015 unaudited pro forma condensed combined balance sheet. The increased inventory will temporarily increase our cost of sales after closing and therefore it is considered non-recurring and is not included in the unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2014 or the nine months ended September 30, 2015.

Property, plant and equipment reflect an adjustment of $51.9 million to record the property, plant and equipment at its estimated fair market value. Total depreciation expense on the revalued property, plant and equipment is estimated to be approximately $120.2 million for the twelve months ended December 31, 2014 and $90.2 million for the nine months ended September 30, 2015.

A preliminary deferred tax asset adjustment of $244.3 million has been recognized in accordance with accounting for income taxes. The amount primarily relates to the tax effect of the acquired intangible assets of $972.0 million and the tax effect on the difference between values assigned and the estimated tax basis of assets and liabilities acquired.

Note 3 TreeHouse historical financials

For presentation purposes, certain historical balance sheet and statement of income line items have been combined. Below is a summary of the historical line items that have been combined.

As of September 30, 2015
(in thousands)
Deferred income taxes	$319,655
Other long-term liabilities	67,481

Total other long-term liabilities	$387,136

	For the Nine Months Ended September 30, 2015	For the Year Ended December 31, 2014
	(in thousands)	(in thousands)
Selling and distribution	$133,482	$174,602
General and administrative	119,302	158,793
Amortization expense	45,772	52,634

Total selling, distribution, general and administrative	$298,556	$386,029

Interest expense	$33,978	$42,036
Interest income	(2,228)	(990)

Total interest expense, net	$31,750	$41,046

Note 4 Private Brands Business historical financials

In connection with the Acquisition, and pursuant to the terms and conditions of the Purchase Agreement, certain assets and liabilities will not be transferred upon consummation of the Acquisition. The following table reconciles the historical balance sheet of the Private Brands Business as of November 29, 2015 to the expected closing balance sheet (prior to Acquisition pro forma adjustments) used for pro forma purposes.

	As of November 29, 2015	Adjustments	Adjusted as of November 29, 2015
	(in thousands)	(in thousands)	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$32,500	$—	$32,500
Receivables, less allowance for doubtful accounts of $0.5 and $0.5	299,500	(72,500)	227,000
Inventories	508,400	1,600	510,000
Prepaid expenses and other current assets	41,300	(4,700)	36,600

Total current assets	881,700	(75,600)	806,100
Property plant and equipment	905,600	(1,100)	904,500
Goodwill	1,258,600	(900)	1,257,700
Brands, trademarks and other intangibles, net	1,672,300	—	1,672,300
Other assets	4,700	(1,700)	3,000

Total Assets	$4,722,900	$(79,300)	$4,643,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of long-term debt	$—	$—	$—
Accounts payable	284,800	(43,700)	241,100
Accrued payroll	34,100	(29,500)	4,600
Other accrued liabilities	94,100	(25,600)	68,500

Total current liabilities	413,000	(98,800)	314,200
Senior long-term debt, excluding current installments	39,800	(39,800)	—
Other noncurrent liabilities	703,400	(468,800)	234,600

Total liabilities	1,156,200	(607,400)	548,800
Stockholders’ Deficit
Parent companies’ equity
Parent companies’ equity investment	5,833,800	(3,182,400)	2,651,400
Retained deficit	(2,201,800)	3,710,500	1,508,700
Accumulated other comprehensive loss	(65,300)	—	(65,300)

Total parent companies’ equity	3,566,700	528,100	4,094,800

Total liabilities and stockholders’ equity	$4,722,900	$(79,300)	$4,643,600

Additionally, for presentation purposes, certain historical balance sheet line items have been combined. Below is a summary of the historical line items that have been combined.

Adjusted As of November 29, 2015
(in thousands)
Accounts payable	$241,100
Accrued payroll	4,600
Other accrued liabilities	68,500

Total current liabilities	$314,200

The historical statements of income for the nine months ended November 29, 2015 and the twelve months ended February 22, 2015 were derived from the following financial statements:

•	Audited financial statements for fiscal years ended May 31, 2015 and May 26, 2014, included herein.

•	Interim financial statements for the six months ended November 29, 2015, included herein.

•	Interim financial statements for the year to date nine months ended February 22, 2015 and February 23, 2014, not included herein.

Note 5 Acquisition and equity pro forma adjustments

The pro forma adjustments give effect to the Acquisition under the purchase method of accounting and as financed by, the proposed offering of $750.0 million (net of underwriting fee of approximately $22.5 million) in shares of TreeHouse common stock, borrowings under the Term A-2 Facility, Term B Facility and the Bridge Facility, and the payment of fees and expenses relating to these transactions, and borrowings under the Existing Revolving Credit Facility. The table below summarizes the gross pro forma adjustments by line item and references the notes that provide further detail on each adjustment.

Balance sheet line item	Reason for pro forma adjustment	September 30, 2015 (in thousands)	Footnote Reference
Assets
Cash	Remove historical balances	$(32,500)	6
	Cash from financing	11,625	7

	Subtotal cash	(20,875)

Inventories, net	Inventory revaluation	8,364	2
Property, plant and equipment, net	Fixed asset revaluation	51,870	2
Goodwill	Purchase price allocation	(966,542)	2

Intangible assets, net	Intangible asset valuation	972,000	2
	Remove historical balances	(1,672,300)	6

	Subtotal intangible assets, net	(700,300)

Other assets, net	Debt financing costs	35,438	7
	Deferred tax asset valuation	244,308	2

	Subtotal other assets, net	279,746

Total Assets		$(1,347,737)

Liabilities and Stockholders’ Equity
Long-term debt	Term A-2 Facility borrowings	$1,025,000	7
	Term B Facility borrowings	375,000	7
	Existing Revolving Credit Facility borrowings	150,000	7
	Bridge Facility borrowings	500,000	7

	Subtotal long-term debt	2,050,000

Common stock	Issuance of common stock	107	8

Additional paid in capital	Issuance of common stock	749,893	8
	Underwriting discount	(22,500)	8
	Equity issuance costs	(1,000)	8

		726,393

Parent companies’ equity investment	Remove historical balances	(2,651,400)	6

Retained earnings (deficit)	Remove historical balances	(1,508,700)	6
	Transaction costs	(29,437)	11

		(1,538,137)
Accumulated other comprehensive loss	Remove historical balances	65,300	6

Total stockholders’ equity		(3,397,737)

Total liabilities and stockholders’ equity		$(1,347,737)

Statement of Income Line	Reason for pro forma adjustment	Year Ended December 31, 2014 (in thousands)	Nine Months Ended September 30, 2015 (in thousands)	Footnote Reference
Cost of sales	To record deprecation on revalued assets	$120,234	$90,175	2
	Removal of historical depreciation	(137,806)	(94,054)	6

	Net change in depreciation	(17,572)	(3,879)

Selling, distribution, general and administrative	Intangible asset amortization	64,800	48,600	2
	Removal of historical amortization	(78,895)	(79,648)	6

		(14,095)	(31,048)

Interest expense, net	Removal of historical interest expense, net	(1,900)	(1,200)	6
	Interest on Term A-2 Facility	33,825	25,369	7
	Interest on Term B Facility	14,679	11,009	7
	Interest on Bridge Facility	30,000	22,500	7
	Interest on Existing Revolving Credit Facility	6,000	4,500	7
	Additional interest due to increased leverage	4,134	3,688	7

		86,738	65,866
Income taxes		(21,202)	(11,912)	12

Net income		$(33,869)	$(19,027)

Note 6 Elimination of historical balances

These adjustments reflect the elimination of the Private Brands Business’s cash, identifiable intangible assets and equity as of November 29, 2015, for the purpose of presenting a pro forma balance sheet assuming the Acquisition had occurred on September 30, 2015.

Also eliminated are the Private Brands Business’s historical interest expense, amortization expense, and depreciation expense, for the twelve months ended February 22, 2015 and the nine months ended November 29, 2015. These periods were derived from the historical carve-out financial statements of the years ended May 31 , 2015 and May 25, 2014, the six months ended November 29, 2015 and November 23, 2014 and the nine months ended February 22, 2015 and February 23, 2014.

Note 7 Debt financing, assuming no New Senior Notes

These adjustments display the debt financing required to fund the Acquisition and related transaction costs, are contingent upon the closing of the Acquisition, and does not assume issuing the New Senior Notes, since they may not occur. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete a debt financing at the time the Acquisition closes. These adjustments contemplate issuing $1,025.0 million under the Term A-2 Facility with an assumed interest rate of 3.0%, $375.0 million under the Term B Facility, with an assumed interest rate of 3.75%, $150.0 million under our Existing Revolving Credit Facility, with an assumed interest rate of 3.0%, and $500.0 million under the Bridge Facility, with an assumed interest rate of 6.0%. These borrowings are expected to fund both the Acquisition and the related transaction costs, which we expect to be approximately $64.9 million, of which includes $17.8 million in other transaction fees that will be expensed, and $35.4 million in financing fees associated with the debt previously described. Financing fees of $35.4 million are expected to be deferred and amortized over the related term of the debt arrangements, ranging from 1 to 7 years. Excess cash from financing is expected to be

$11.6 million. The actual rates of interest can change from those assumed. If the actual rates that are incurred were to increase or decrease by 0.125% from those assumed in estimating pro forma interest expense, pro forma interest expense could increase or decrease by approximately $2.6 million per year. The interest rates used were based on credit spreads from our credit agreement and LIBOR rate assumptions.

Note 8 Equity offering

We intend to issue approximately $750.0 million in common stock in a public offering (net of underwriting fees of approximately $22.5 million) to fund a portion of the purchase price. Shares to be issued of 10.7 million were calculated using an estimated price of $70 per share. If the price of TreeHouse’s common stock increases or decreases by $1 per share, the number of shares required to be issued would decrease by 151,000 shares or increase by 156,000 shares, respectively. We expect to incur additional costs in connection with the issuance of common stock of approximately $1.0 million. These costs have been recorded as a reduction to additional paid in capital on the unaudited pro forma condensed combined balance sheet.

Note 9 New senior notes financing pro forma adjustments

These pro forma adjustments give effect to the issuance of the New Senior Notes as described in the Transactions. The tables below summarizes the gross pro forma adjustments by line item. The New Senior Notes, together with the net proceeds from the offering of common stock hereby and borrowings under the Existing Revolving Credit Facility, eliminate the need to borrow under the Term B Facility and Bridge Facility. As a result of issuing the New Senior Notes, the deferred fees associated with the Term B Facility and Bridge Facility would be expensed, while fees associated with the issuance of the New Senior Notes would be deferred and amortized over the maturity period. For purposes of creating the pro forma financial statements, we estimate the New Senior Notes will mature in 8 years. The actual rate of interest can change from our assumption. If the actual rate that is incurred were to increase or decrease by 0.125% from our assumption, pro forma interest expense could increase or decrease by approximately $1.0 million per year.

The table below summaries the adjustments required to issue the New Senior Notes and eliminate borrowings under the Term B Facility and Bridge Facility, together with the related impact on the pro forma statements of income:

		September 30, 2015
Balance Sheet line item	Reason for pro forma adjustment	(in thousands)
Assets
Cash	Cash used on New Senior Notes	$(11,625)
Other assets, net	Deferred New Senior Notes issuance costs	11,625
	Reversal of deferred Bridge Facility fees	(10,500)
	Reversal of deferred Term B Facility fees	(4,313)

	Other asset net change	(3,188)

Total Assets		$(14,813)

Liabilities and Stockholders’ Equity
Long-term debt	Term B Facility borrowings	$(375,000)
	Existing Revolving Credit Facility borrowings	100,000
	Bridge Facility borrowings	(500,000)
	New Senior Notes	775,000

	Long-term debt net change	—

Retained earnings (deficit)	Expense Bridge Facility Fees	(10,500)
	Expense Term B Facility Fees	(4,313)

	Retained earnings (deficit) net change	(14,813)

Total liabilities and stockholders’ equity		$(14,813)

Statement of Income line item	Reason for pro forma adjustment	Year ended December 31, 2014	Nine Months ended September 30, 2015
Interest (Expense) Income	Interest on New Senior Notes	$(47,953)	$(35,965)
	Reversal of interest on Term B Facility	14,679	11,009
	Reversal of interest on Bridge Facility	30,000	22,500
	Additional interest on Existing Revolving Credit Facility	(3,000)	(2,250)

	Net Interest expense	(6,274)	(4,706)

Income taxes	Tax impact on the interest expense adjustments	2,416	1,811

Net income (loss)		$(3,858)	$(2,895)

Note 10 Flagstone Foods, Inc. adjustments

On July 29, 2014, TreeHouse completed the Flagstone Foods, Inc. (“Flagstone”) acquisition. In the 2014 audited financial statements, we included Flagstone’s operations for the period from July 29, 2014 through December 31, 2014. The table and adjustments that follow reflect the remaining Flagstone operations in 2014. The third column, Flagstone Foods, Inc. pro forma adjustments is used in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014.

	Flagstone Foods, Inc.
	January 1 through July 28, 2014			Pro Forma Adjustments			Pro Forma Adjusted Statement of Income
	(in thousands)			(in thousands)			(in thousands)
Net Sales	$386,006	(a	)	$—			$386,006
Cost of Sales	323,636	(a	)	3,626	(b	)	327,262

Gross Profit	62,370			(3,626)			58,744
Operating Expenses (income):
Selling and distribution	22,762	(a	)	—			22,762
General and administrative	53,213	(a	)	—			12,190
	—			(40,911)	(c	)	—
	—			(112)	(d	)	—
Amortization expense	4,009	(a	)	5,433	(e	)	9,442

Total operating expenses (income)	79,984			(35,590)			44,394

Operating income	(17,614)			31,964			14,350

Other expense (income):
Interest expense	11,788	(a	)	(6,663)	(f	)	5,125
Other expense (income), net	7,615	(a	)	(8,199)	(g	)	(584)

Total other expense	19,403			(14,862)			4,541

Income before income taxes	(37,017)			46,826			9,809
Income taxes	488	(a	)	16,389	(h	)	16,877

Net income	$(37,505)	(a	)	$30,437			$(7,068)

(a)	To reflect the historical results of Flagstone Foods, Inc. for the period from January 1, 2014 through July 28, 2014.
(b)	To reflect the increase in depreciation expense resulting from the re-valuation of fixed assets
(c)	To eliminate non-recurring acquisition costs of $40.9 million recorded in Flagstone’s historical results in connection with the Flagstone Foods, Inc. acquisition

(d)	To eliminate historical transaction and loan fees and expense a portion of the fair value of unfavorable leases
(e)	To reflect the net increase in amortization resulting from the valuation of intangible assets
(f)	To reflect the net decrease in interest expense resulting from the acquisition
(g)	To eliminate the historical adjustment for the revaluation of preferred stock warrants.
(h)	To reflect the tax effects of adjustments (a) through (g) using a tax rate of 35%

Note 11 Non-recurring acquisition expenses

We expect to incur additional transaction costs, including financial and legal advisory fees of approximately $30.4 million through the closing of the Acquisition. The total of these costs has been recorded as additional borrowings under our credit facility and $29.4 million has been recorded as a reduction to retained earnings, with $1.0 million being stock issuance costs and recorded as additional paid in capital on the unaudited pro forma condensed combined balance sheet. These costs are excluded from the unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2014 and the nine months ended September 30, 2015, as they are considered non-recurring.

Note 12 Taxes

For purposes of these unaudited pro forma condensed combined financial statements, we used a statutory rate of 38.5%. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company. The actual rate may be different.